EXHIBIT 99.1

Progress Energy, Inc.
Notice to Directors and Executive Officers

Progress Energy, Inc. (“Progress Energy”) has received notice from the plan administrator of the Progress Energy 401(k) Savings & Stock Ownership Plan and the Savings Plan for Employees of Florida Progress Corporation (collectively, the “401(k) Plan”) that activity in the Progress Energy Stock Fund under the 401(k) Plan will be closed for participant transactions from the close of business on December 30, 2011 until sometime during the week of January 1, 2012. This temporary suspension is required by the 401(k) Plan’s recordkeeper, Fidelity Investments, in connection with the expected closing of the merger with Duke Energy Corporation on January 1, 2012. This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period you will be unable to trade in Progress Energy common stock (or related securities). In addition, this period occurs during a time when trading under Progress Energy’s Securities Trading Policy is generally not permitted (i.e., not during a “trading window” pursuant to the Progress Energy, Inc. Securities Trading Policy). Please note that this restriction will not apply to certain trading activities, including (i) any purchases and sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended or (ii) dividend reinvestments.

Although the date of the closing of the merger has not yet been finalized, this notice is being sent at this time, despite the uncertainty about the date of the closing, due to the advance notice requirements of the Employee Retirement Income Security Act of 1974, as amended. All dates contained in this notice assume the closing will occur on January 1, 2012, but if the closing does not occur on that date, you will be provided with updated information regarding the actual date of the closing.

If you have any questions about this notice or the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting prior to the merger Progress Energy, Inc., Attention: Corporate Secretary, 410 S. Wilmington Street, Raleigh, NC 27601 (telephone (919) 546-6206), and after the merger Duke Energy Corporation, Attention: Corporate Secretary, 550 South Tryon St., Charlotte, NC 28202 (telephone (704) 382-2204).